Exhibit 4(g)
Securities Agency Work Trust Agreement










                        Securities Agency
                      Work Trust Agreement
      Between P&P Research and Korea Securities Depository







             Securities Agency Work Trust Agreement

This agreement is made and entered into by and between P&P Research (hereinafter referred to as "P&P") and Korea Securities Depository (hereinafter referred to as "Depository") to allow the Depository to transfer securities titles for P&P as follows:

Article 1 (Scope of Trust Work) P&P shall appoint the Depository as securities title transfer agency and commission the Depository to do the following work (hereinafter referred to as "commis sioned work"):

     1. Securities title transfer agency duties
     A. Draft and manage stockholders' records and corresponding supplementary books, including bonds.
     B. Process title transfers, pledge registration and cancellation, and representation and cancellation of trust properties.
     C.   Assist with claims and reports related to title transfers.
     D. Provide and notify stockholders of statistics and other data analysis regarding title transfer.
     E. Address matters concerning the treatment of problematic shareholder's certificates.
     F. Offer additional assistance to shareholders by organizing meetings and the transmission of power of attorney.
     G. Attend to concerns regarding the determination of shareholders with rights.

     2. Rights and privileges

     A. Handle applications, receipts, and the temporary printing of securities certificates
     B.   Supervise and manage preliminary securities
     C.   Issue and deliver securities
     D.   Abolish and dispose of collected securities
     E. Notify shareholders of new snare allotment statements and share certificate receipts
     F.   Manage securities-exclusive seals
     G.   Supervise payment for the sale of fractional shares

     3. Dividends payment

     A.   Calculate and disburse dividends
     B.   Draft and send dividend payment notices and receipts
     C. With regards to A and B above, treat them upon request from P&P

     4. Public notices and advertisements



     5. Matters incidental to the above provisions

Article 2 (Place of Work) The Depository shall conduct P&P's commissioned work at its registered headquarters and branches.

Article 3 (Reference Criteria for Performing Work) (1) In case the Depository performs the commissioned work, it shall fulfill its obligations in good faith for P&Ps stockholders, bond holders, and interested parties pursuant to the provisions of this Agreement. Likewise, the Depository shall treat works pursuant to the Financial Supervisory Service-approved Depository's regulations on securities title transfer service (hereinafter referred to as "securities agency work regulations") and to other relevant laws.

(2) In case it has to amend crucial contents in the securities service work regulations, the Depository shall immediately notify P&P. Likewise, in case it intends to amend the contents related to the commissioned work in its articles of incorporation, P&P shall discuss the matter in advance with the Depository and advise the Depository of such amendment.

Article   4   (Confidentiality)   The   Depository   shall   keep
confidential all classified information on P&P, its shareholders, and bondholders that it comes to know in the course of performing the commissioned work.

Article 5 (Request for Materials) Either party may occasionally request for commissioned work-related materials of the other party.

Article 6 (Keeping of Registers) Both parties hereto agree that the. custody period of commissioned work-related registers, documents, etc. shall be established as stated in attachment 1, and that documents and other materials exceeding the custody period shall be handed over to P&P. However, in case it deems it necessary for performing the commissioned work, the Depository may withhold the handover of materials if there is no opposition from P&P.

Article 7 (Fees) (1) P&P shall pay the Depository fees based on Financial Supervisory Service-approved fees regarding securities title transfer service work (hereinafter referred to as "rate table"). However, with respect to fees not set in the rate table, both parties shall determine the amount to be charged when such necessity occurs.

(2) With respect to charges described in the above paragraph (1), P&P shall pay the Depository the basic fees by the end of the starting month of P&P's fiscal year. Individual fees for each quarter shall be given by the end of the starting month of the Depository's next quarter. However, the basic fees for the agreed end year shall be paid within 20 days from the work transfer.

(3) P&P may request for access to bill details stipulated in the second paragraph above (2).

(4) In case it fails to pay the fees by the payment date stipulated in Article 2, P&P shall pay the Depository an additional 5 percent of the billed fees for the delay period of one day to one month, and beyond such a period, 2 percent of the overdue fees for every delayed month. However, the total of such additional amount shall not exceed 20% of the billed fees.

(5) In case of extended outstanding charges, the Depository may take necessary steps including the termination of this Agreement and request for payment. Also, in case of company reorganization or liquidation, P&P shall base its calculation of overdue fees on public bonds.

Article 8 (Change in Fees) (1) The change in fees is allowed only when the rate table amendment is approved by the Financial Supervisory Service, to which the Depository shall immediately advise P&P of such approval.
(2) Both parties hereto may discuss and change the fees by the proviso of the first paragraph (1) of Article 7.

Article 9 (Shouldering of Expenses) (1) P&P shall shoulder normal expenses for treating the commissioned work, provided that the Depository accepts the expenses stipulated in attachment 2.
(2) P&P shall pay the Depository the money for the securities certificates before its delivery.
(3) P&P shall shoulder the expenses for the. temporary printing of securities.

(4) Where the Depository has paid for expenses that are the responsibility of P&P, P&P shall immediately reimburse the Depository.

Article 10 (Discussion of Work Schedule) P&P shall discuss in advance the following commissioned work with the Depository and upon agreement, strictly adhere to the schedule.

1. General shareholders' meeting
2. Capital increase and reduction, bond issuance
3. Other Work

Article 11 (Observance of Securities Schedule) In the event of rights concerns with the commissioned work stipulated in Article 1, both parties hereto shall observe the following schedule; provided that where the schedule is postponed for inevitable reasons attributable to P&P, P&P shall discuss this matter with the Depository in advance.

1. With regards to rights, P&P shall notify the Depository of details in the treatment of preferred allotment and forfeited shares within three days of its share application payment, and the Depository shall deliver share certificates within 30 days of such payment.

2. With regards to bonus, P&P shall notify the Depository of the decision of the board of directors or of the general shareholders ' meeting within three days of such resolution. Likewise, the Depository shall deliver share certificates within 30 days of the new share allotment in the event of the board resolution, and within 30 days of the end of the general shareholders' meeting.

3. With regards to bonds, P&P shall submit to the Depository documents related to withdrawal of bond documents within three days of its application payment, and the Depository shall deliver bonds within 30 days of such payment.

Article 12 (Penalties) In case either party encounters a delay in the schedule stipulated in each paragraph of Article 11, the following penalties shall be added or deducted provided that these penalties shall not apply in the event of natural disasters, war or other major calamities.

1.  In  case  of  delays attributable to P&P,  an  additional  10
Percent of due fees payable to the Depository.

2. In case of delays attributable to the Depository, 20 percent of due fees payable to the Depository shall be deducted by P&P.

Article 13 (Claim for indemnity by Commissioning Party) (1) If in the course of performing the commissioned work the Depository causes damages to P&P or a third party, P&P may claim indemnity and relevant expenses against the Depository through lawsuit or arbitration. However, this claim shall not be filed in the event of damages attributable to P&P.
(2) If in the course of performing the commissioned work the Depository has allowed a third party to gain illegal benefits at the expense of P&P and P&P has demanded the return of such profits thereby incurring its own expenses, P&P may similarly request corresponding expenses against the Depository as stated in the previous paragraph.

Article 14 (Liability for Indemnity by Commissioned Party) In the event that the Depository has lost and damaged securities, registers books and other documents that are managed pursuant to this Agreement due to fire, theft, and other accidents, the Depository shall fully reimburse P&P. However, this compensation shall not apply in the event of natural disasters, war, and other major disasters.

Article 15 (Claim for Indemnity by Commissioned Party) The Depository may request for compensation from P&P, in case it has sustained damages without reasons attributable to itself as a result of performing the commissioned work in accordance with the method's requested by P&P.

Article 16 (Responsibility for Work Transfer) (1) In case either party conducts the work transfer stipulated in Article 22, each party shall take responsibility for their transfer documents records. This responsibility shall be exempted, however, in case the director in charge of the transfer has carefully performed the work and still finds the records to be incomplete.
(2) Under its responsibility, P&P shall address securities-related accidents and other lawsuits before the work transfer.

Article  17  (Credit  and  Debt) Either party  hereto  shall  not
transfer  or  take  delivery of or    provide as  collateral  its
credits or debts under this is Agreement to a third party without the prior written consent of the other party.

Article 18 (Amendment of Agreement) In case an amendment of this Agreement is necessary due to changes in relevant laws or in the interest of either party, both parties hereto may amend this Agreement.

Article 19 (Legal Period of this Agreement) The legal period of this Agreement shall be three years from the date it takes effect. Also, this Agreement shall be extended unless otherwise agreed in writing no later than three months before the termination date.

Article 20 (Effect of Agreement) (1) This Agreement shall be terminated under the following circumstances:
1. In case that both parties agree in writing to terminate this Agreement. Likewise, the termination takes effect on the date agreed upon by both parties hereto.
2.In the event that either party has violated this Agreement and notified the other party of the termination, this
Agreement   shall  be  terminated  one  month   after   such
notification. If P&P's general shareholders' meeting is scheduled to open within three months of such termination notification, this Agreement shall be terminated on the date the general shareholders' meeting ends.
(2) Even if this Agreement is terminated, both parties hereto may claim the payment of remaining credits against each other.

Article 21 (Fees Upon Termination) In case this Agreement is terminated by means of Article 20, the fees already paid aid to the Depository shall not be returned. However, in the event that this Agreement is terminated or cancelled for reasons attributable to the Depository, the Depository shall calculate the basic fees already paid by P&P on a monthly basis and refund this amount.

Article 22 (Method of Work Transfer) (1) The work transfer shall be done within 50 days or the effective date of this Agreement, and this transfer method shall equally apply where the work is transferred to P&P or to its designated third party after the termination stipulated in Article 20.
(2) In case it performs the transfer stipulated in the previous paragraph (1), P&P shall make clear all necessary concerns and advise the Depository accordingly no later than 10 days in advance. Likewise, both parties hereto shall perform the work transfer on the date agreed upon by both parties.
(3) Regarding the work transfer stipulated in the paragraph above
(1), both parties hereto shall have a sufficient preparation period to avoid causing any inconvenience to shareholders, bond holders, and other interested parties.
(4) In case P&P does transfer the work within the prescribed period set in the first paragraph (1) and cannot offer an appropriate explanation, the Depository may cancel this Agreement. Likewise, the contract guarantee money stipulated in
Article 27 shall belong to the Depository.

Article 23 (Delivery of Registers Upon Work Transfer) P&P shall deliver to the Depository the following documents, registers, etc., depending on the commissioned work upon the work transfer:
  1.Shareholders' register (in case of electronic data
    magnetic tapes and a shareholders list are included) 2.Shareholders' seal table
  3.Share certificate issue book
  4.Allotment statements arranged according to applicants
  (valid only for newly listed stock market applicants) 5.Securities exclusive seal
  6.Preliminary  securities  (in case of existing  standard  securi ties)
  7.Dividends payment-related data and other relevant documents

Article  24  (Matters Outside the Agreement and their  Treatment)
(1) Matters outside this Agreement shall follow securities agency work regulations and relevant laws, and they shall be discussed and treated by both parties hereto. However, in case an agreement is not reached in this regard, they shall be treated in accordance with the Depository policy.
(2) Similarly, in the case of discrepancies from the interpretation of this Agreement, relevant laws, and work execution methods, all shall be treated as described in file first paragraph (1).

Article  25 (Court of Jurisdiction) Both parties agree  that  the
court   governing   the   Depository  headquarters   shall   have
jurisdiction over the lawsuits between both parties hereto.

Article 26 (Notice) Notices between both parties hereto shall be counted from the forwarding date, and notices shall be forwarded to recorded addresses upon conclusion of this Agreement unless otherwise notified.

Article  27  (Contract Guarantee Money) (1) P&P  shall  -pay  the
Depository 200,000 won as contract guarantee money upon the conclusion of this Agreement. In the event of an agreement limited to securities agency work, the contract guarantee money shall be 100,000 won.
(2) The contract guarantee money stipulated in the above paragraph shall be settled upon the payment of initial fees.

Article 28 (Effectivity Date of the Agreement)
This Agreement shall take effect on the date it is concluded.

Article 29 (Work Transfer Upon Termination) Work transfer following the termination of this Agreement shall be done according to securities agency work regulations. In case the work transfer cannot be performed for five years after the year of the termination due to unclear whereabouts of the company concerned and the like, the Depository may abrogate all relevant documents and P&P shall not oppose this action.

Article 30 (Calculation of Initial Date) Both parties hereto agree that the initial date of the legal period stipulated in
Article 19 shall be the effective date of the previous agreement, and matters treated before the conclusion of this Agreement shall be regarded as treated by this Agreement.

IN WITNESS WHEREOF, both parties shall execute this Agreement in duplicate on the date written hereunder and each party shall have the custody of one original copy thereof as proof of such conclusion.

DATE_____________________


P&P.
Address: 44-24 Yeouido-dong, Yeongdeungpo-gu, Seoul
Company name: P&P Research
President: Lee Eun-woo
Depository:
Address: 33 Yeouido-dong, Yeongdeungpo-gu, Seoul
Company name: Korea Securities Depository
President: Noh Hun Hun-gun














                   Korea Securities Depository

   (Zip code: 150-743) Yeouido-dong 27, Yeongdeungpo-gu, Seoul
 Tel: (02) 3786-8433/ Fax: (02) 3786-8489/ person in charge: Kim In-su

Document No.: 7110-295
Sending Date: April 11, 2002
Recipient: Chief Executive Officer, P&P Research Co., Ltd.
CC.

RE: Notice of Securities Issuer Registration
=============================================

  1.   We hereby advise you of your registration with the

  Financial Supervisory Committee as of April 11, 2002, in

  accordance with the regulations of Article 3 of the Securities

  Exchange Law. You are therefore expected to observe related laws and regulations including the Regulations of Issuance and

  Public Announcement of Securities. As a corporation registered with the Financial Supervisory Committee, you are obliged to disclose your business affairs to uphold fairness it

  securities issuance and the protection of investors.

  2.Please  report  what  is  to  be declared  to  the  Financial
     Supervisory Committee no later than seven days thereafter, per Article 5 of the Regulations of Issuance and Public Announcement of Securities. Likewise, please be advised that any false descriptions in final accounts reports or business reports per Article 6 of the Regulations or failure to submit them within a prescribed period (90 days after the settlement day) is punishable by the penal provisions of Clauses 210 and 211 of Securities Exchange Law and tantamount to the cancellation of your registration.
  3.In  addition,  please  follow procedures  and  standards  and submit public announcement documents prescribed in Article 27 of the Regulations of issuance and Public Announcement of Securities, even when you are promoting a public subscription for small contributions of less than two billion Won. In such a case, as a corporation registered with the Financial Supervisory Committee, you need not submit securities reports. (See Attached)

Attached:
1. Summary of final accounts reports and affairs to be declared of a registered corporation
2. Points to be noted when promoting a public subscription for small contributions (reports not required)


                            President
                   Korea Securities Depository

                     (Official seal omitted)
-----------------------------------------------------------------------
Korea Securities Depository
(Zip code/ address) 151-010/    Person in       Fax: 785-
33, Yeouido-dong,               charge:         3319
Yeongdeungpo-gu, Seoul          Gwang-jin Seo
                                Tel: (02)3772-
                                9208
Classification code and file    Enforcement date: June
number:                         14, 2002
Depositary FA0300-398
C/O:
Recipient: (see below)
CC:
RE: Notice of Appointment of Securities to be Entrusted in Advance

Greetings! Per Item 9, Clause 1, Article 3 of the Stipulations on Entrustment in Advance and Settlement of Securities and Clause 3,
Article 3 of their Enforcement Regulations, we are pleased to inform you that we have assigned your stocks as securities to be entrusted to us in advance (as of June 14, 2002).

                           Roh Hun-gun

President
Korea Securities Depository

Recipients: KCW Co., Ltd., Royal Information and Technology Co.,
Ltd., Jystech Co., Ltd., and P&P

Research Co., Ltd.